Exhibit 99.1

FIRST NILES FINANCIAL, INC.

ANNOUNCES SECOND QUARTER 2006 EARNINGS

Niles, Ohio, July 21, 2006 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles, today reported results for the three and six month periods ended June 30, 2006.

Net income for the three months ended June 30, 2006 totaled $194,000 compared to net income of $360,000 for the same period in 2005, a decrease of $166,000, or 46.1%. Net income for the six months ended June 30, 2006 was $431,000 compared to $604,000 for the six months ended June 30, 2005, a decrease of $173,000, or 28.6%. The decrease in net income in the current three and six month periods as compared to the same periods one year ago was primarily the result of a decrease in non-interest income, specifically from gain on sale of investments.

The annualized return on average assets for the three and six months ended June 30, 2006 was 0.78% and 0.87%, respectively, as compared to 1.43% and 1.21% for the respective comparative periods in 2005. Primary earnings per share for the three and six months ended June 30, 2006 was $0.15 and $0.32, respectively, as compared to $0.27 and $0.46 for the three month and six month comparative periods in 2005. Net interest income after the provision for loan losses for the second quarter of 2006 was $684,000, unchanged from the second quarter of 2005. For the six months ended June 30, 2006, net interest income totaled $1.4 million, $19,000 more than for the same comparative period in 2005.

Non-interest income for the second quarter of 2006 was $116,000, as compared to $341,000 for the second quarter of 2005. The decrease in non-interest income was primarily attributable to a $224,000 decrease in the gain on sale of investments as compared to the same period one year ago. The entire $329,000 gain on sale of investments during the comparative quarter one year ago was attributable to the acquisition of Intrieve Incorporated by Harland Financial Solutions, Inc. Intrieve, Incorporated, which was owned by numerous financial institutions, including the Association, was also the primary data processing service provider to the Association. For the six months ended June 30, 2006 non-interest income totaled $193,000, compared to $427,000 for the same six month period in 2005, a decrease of $234,000. The decrease in non-interest income was primarily attributable to a $231,000 decrease in gain on sale of investments.

Non-interest expense decreased $6,000 for the quarter ended June 30, 2006 as compared to the quarter ended June 30, 2005, mostly due to lower legal and audit expense. Non-interest expense increased $17,000 in the current six month period as compared to the same period one year ago. This increase was primarily the result of a $15,000 increase in equity in loss of limited partnership.

Non-performing loans, consisting of non-accruing loans and accruing loans delinquent more than 90 days, totaled $887,000 at June 30, 2006, or 1.8% of net loans receivable, a decrease of $18,000 from December 31, 2005. The allowance for loan losses totaled $743,000 at June 30, 2006, representing 83.8% of non-performing loans and 1.5% of net loans receivable. At December 31, 2005 the allowance for loan losses totaled $743,000 and represented 82.0% of non-performing loans and 1.6% of net loan receivable. At June 30, 2006 the Association had no repossessed assets, as compared to $35,000 in repossessed assets, consisting entirely of real estate owned, as of December 31, 2005.

At June 30, 2006 total assets were $98.7 million compared to $98.5 million at December 31, 2005, an increase of $210,000, or 0.2%. Net loans receivable increased to $49.3 million at June 30, 2006 from $47.2 million at December 31, 2005, an increase of $2.1 million, or 4.4%. Deposits decreased to $59.8 million at June 30, 2006 from $60.8 million at December 31, 2005, a decrease of $953,000, or 1.6%. Borrowings, increased to $22.5 million during the first six months of 2006, from $20.5 million at December 31, 2005.

Total equity at June 30, 2006 was $15.6 million, as compared to $16.4 million at December 31, 2005. The decrease in total equity was primarily attributable to a $793,000 decrease in net unrealized gains on securities available for sale. At June 30, 2006 the Association significantly exceeded all regulatory capital requirements.

First Niles Financial, Inc. and its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral “forward-looking statements”, including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be included in press releases, such as this one, and other communications by the company, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements.

First Niles Financial, Inc. is headquartered at 55 North Main Street, Niles, Ohio 44446.

FOR IMMEDIATE RELEASE	For Further Information Contact:

July 21, 2006	William L. Stephens, President
or Lawrence Safarek, Vice President
First Niles Financial, Inc.
55 N. Main Street
Niles, Ohio 44446
(330) 652-2539

Selected Financial Condition Data

(In thousands, except for per share data)

	June 30, 2006	December 31, 2005
	(Unaudited)
Total assets	$98,726	$98,516
Loans receivable, net	49,275	47,180
Securities (AFS) at market	31,689	30,859
Securities (HTM) at cost	13,070	13,094
Deposits	59,849	60,802
Total borrowings	22,500	20,500
Retained earnings	14,530	14,523
Common stock and paid in capital	7,033	7,033
Total equity	15,609	16,396
Book value per share	$11.27	$11.84

Selected Operating Data

(In thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Interest income	$1,323	$1,221	$2,618	$2,421
Interest expense	639	537	1,214	1,036
Provision for loan losses	—	—	—	—
Net interest income	684	684	1,404	1,385
Non-interest income	116	341	193	427
Non-interest expense	497	503	960	943
Income before inc. tax exp.	303	522	637	869
Income tax expense	109	162	206	265
Net income	194	360	431	604
Earnings per share - basic	$0.15	$0.27	$0.32	$0.46
diluted	0.15	0.27	0.32	0.46